Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2010 FOURTH QUARTER
AND FISCAL YEAR 2010 RESULTS ;
COMMENTS ON OUTLOOK
GREEN BAY, WI (December 14, 2010)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that for the fourth quarter of fiscal year 2010, sales were $25,342,000, an increase of 15% from the fourth quarter of fiscal year 2009. For fiscal year 2010, sales were $90,614,000, an increase of 4% from fiscal year 2009 sales. Net income per diluted share for the fourth quarter of fiscal 2010 was $0.01 compared to $0.04 net loss per diluted share for the fourth quarter of fiscal 2009. For fiscal year 2010, net loss was $0.10 per diluted share, compared to net loss of $0.20 per diluted share for fiscal year 2009.
Tufco President and CEO Louis LeCalsey offered these comments on the year and the outlook for fiscal 2011: “Although we improved year over year, both Tufco’s Contract Manufacturing and Business Imaging operations experienced an extremely challenging economic environment throughout fiscal year 2010.”
“In Contract Manufacturing, Tufco has reacted to this challenge by expanding its product offerings and moving into other market channels. Our penetration into these new channels is showing some results and we are continuing these programs in fiscal 2011.”
“Our Business Imaging operation was likewise hard hit in fiscal year 2010 by a very competitive marketplace, including significant price competition due to recession-weakened demand. However, as a result of expense reductions and the addition of new customers, Business Imaging showed improvement during the last six months of fiscal 2010 as compared to the first six months of fiscal year 2010. Further increases in operating income in fiscal year 2011 will depend on additional increases in sales volume and continued cost reductions”, concluded LeCalsey.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina, and warehousing operations in Wisconsin, North Carolina and Nevada.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2010 results in comparison to fiscal 2009 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as its ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the current economic downturn, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2011, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its canister line introduced in 2009, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.	Page 3 of 4
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	September 30,	September 30,
	2010	2009
ASSETS

Cash	$8	$4
Accounts Receivable — Net	14,211	11,077
Inventories — Net	14,330	10,645
Other Current Assets	538	1,232

Total Current Assets	29,087	22,958

Property, Plant and Equipment — Net	18,640	17,892
Goodwill — Net	7,212	7,212
Other Assets	136	129

Total	$55,075	$48,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$4,477	$1,270
Current Portion of Note Payable	244	—
Accounts Payable	9,975	6,861
Accrued Liabilities	555	543
Other Current Liabilities	435	464

Total Current Liabilities	15,686	9,138

Long-Term Debt	1,027	—
Deferred Income Taxes	2,257	2,612

Common Stock and Paid-in Capital	25,545	25,468
Retained Earnings	12,718	13,131
Treasury Stock	(2,158)	(2,158)

Total Stockholders’ Equity	36,105	36,441

Total	$55,075	$48,191

TUFCO TECHNOLOGIES, INC.	Page 4 of 4
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Sales	$25,342	$22,109	$90,614	$86,776

Cost of Sales	23,797	21,123	85,707	82,989

Gross Profit	1,545	986	4,907	3,787

SG&A Expense	1,394	1,281	5,415	5,127
Loss (Gain) on Asset Sales	1	—	1	(38)

Operating Income (Loss)	150	(295)	(509)	(1,302)

Interest Expense	60	18	166	110
Interest Income and Other Income	—	—	(16)	(14)

Income (Loss) Before Income Taxes	90	(313)	(659)	(1,398)

Income Tax Expense (Benefit)	34	(123)	(246)	(548)

Net Income (Loss)	$56	$(190)	$(413)	$(850)

Net Income (Loss) Per Share:
Basic	$0.01	$(0.04)	$(0.10)	$(0.20)
Diluted	$0.01	$(0.04)	$(0.10)	$(0.20)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,311,203	4,308,947	4,345,211
Diluted	4,308,947	4,311,203	4,308,947	4,345,211